Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 25, 2024

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces First Quarter 2024 Operating Highlights

ATLANTA, April 25, 2024 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2024. All numbers reported below for the first quarter of 2024 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about May 10, 2024.

Operating Results for the First Quarter 2024

•Net income for the first quarter of 2024 was $194 million, an increase of $71 million, compared to net income of $123 million for the same period in 2023. The increase in net income was primarily due to an $80 million increase in net interest income.

•The increases in net interest income and net income were primarily due to an increase in interest rates which impacted income from interest-earning assets more than the expense from interest-bearing liabilities. The net yield on interest-earning assets for the first quarter of 2024 was 66 basis points, an increase of 27 basis points, compared to 39 basis points for the same period in 2023. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the first quarter of 2024 was 5.31 percent compared to 4.50 percent for the same period in 2023.

•The Bank's first quarter 2024 performance resulted in an annualized return on average equity (ROE) of 9.24 percent as compared to 5.92 percent for the same period in 2023. The increase in ROE was primarily due to the increase in net income during the quarter.

Financial Condition Highlights

•Total assets were $142.8 billion as of March 31, 2024, a decrease of $9.6 billion from December 31, 2023.

•Advances outstanding were $96.6 billion as of March 31, 2024, remaining relatively stable from December 31, 2023.

•Total capital was $8.2 billion as of March 31, 2024, an increase of $132 million from December 31, 2023. Retained earnings increased to $2.6 billion as of March 31, 2024, compared to $2.5 billion as of December 31, 2023.

•As of March 31, 2024, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

Reliable Source of Liquidity

•During the first quarter of 2024, the Bank originated a total of $77 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

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Commitment to Affordable Housing and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $72 million for the 2023 statutory AHP assessment available for funding in 2024. As of March 31, 2024, the Bank has accrued $22 million to its Affordable Housing Program (AHP) pool of funds that will be available to the Bank’s members and their communities in 2025 for funding of eligible projects.

•In January 2024, the Bank committed to voluntarily contribute an additional 50 percent of its prior year statutory AHP assessment to affordable housing, authorizing $36 million in voluntary housing contributions consisting of $23 million in voluntary AHP non-statutory contributions and $13 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2024. Together with the $72 million from the 2023 statutory AHP assessment, this will result in a total commitment by the Bank to support affordable housing and community development needs of over $100 million for 2024.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.1 billion in AHP funds, assisting more than 174,000 households.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2024	As of December 31, 2023
Advances	$96,610	$96,608
Investments	44,832	54,207
Mortgage loans held for portfolio, net	100	103
Total assets	142,803	152,370
Total consolidated obligations, net	131,740	141,572
Total capital stock	5,644	5,597
Retained earnings	2,601	2,524
Accumulated other comprehensive income (loss)	3	(5)
Total capital	8,248	8,116
Capital-to-assets ratio (GAAP)	5.78%	5.33%
Capital-to-assets ratio (Regulatory)	5.77%	5.33%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2024	2023
Net interest income	$254	$174
Standby letters of credit fees	4	2
Other income (loss)	2	(3)
Total noninterest expense	44	36
Affordable Housing Program assessment	22	14
Net income	194	123
Return on average assets	0.50%	0.28%
Return on average equity	9.24%	5.92%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's First Quarter 2024 Form 10-Q expected to be filed with the SEC on or about May 10, 2024 which will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.6 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, disbursements, expenses and program allocations for voluntary contributions to affordable housing and community development and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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